Exhibit 99.2

In the confidential preliminary offering memorandum to be used in connection with a private placement to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended, by Uber Technologies, Inc. (the “Company”), the Company provided the following overview of the Company’s business as updates or supplements to the information provided in the Company’s previous periodic filings with the Securities and Exchange Commission.

Recent Developments

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. The COVID-19 pandemic has rapidly changed market and economic conditions globally, impacting Rides Drivers, Delivery People, restaurants, consumers and business partners, as well as our business, results of operations, financial position and cash flows. Various governmental restrictions, including the declaration of a federal National Emergency, multiple cities’ and states’ declarations of states of emergency, school and business closings, quarantines, “shelter at home” orders, restrictions on travel, limitations on social or public gatherings, and other social distancing measures have, and may continue to have, an adverse impact on our business and operations, including, for example, by reducing the demand for our Rides and New Mobility offerings globally and disrupting the supply chain related to our New Mobility offerings. The significant adverse changes in the economic and market conditions resulting from COVID-19 triggered the recognition of pre-tax impairment charges of $2.1 billion in the first quarter of 2020. For additional information on impairment charges, refer to Note 3 – Investments and Fair Value Measurement and Note 6 – Goodwill and Intangible Assets in the notes to the condensed consolidated financial statements included in Part I, Item 1, of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 8, 2020 (our “Form 10-Q”).

COVID-19 Response Initiatives

We continue to prioritize the health and safety of our consumers, Drivers and Restaurants and the communities we serve. As one of the world’s largest platforms for work, we continue to believe that we will play an important role in the economic recovery of cities around the globe. We are focused on navigating the challenges presented by COVID-19 through preserving our liquidity and managing our cash flow through taking preemptive action to enhance our ability to meet our short-term liquidity needs. The pandemic has reduced the demand for our Rides offering globally and has disrupted the supply chain related to or New Mobility offerings. We have responded to the COVID-19 pandemic by launching new, or expanding existing, services or features on an expedited basis, particularly those related to delivery of food and other goods.

To comply with social distancing guidelines of national, state and local governments, we have temporarily suspended UberPOOL, our shared Rides offering, globally and implemented “leave at door” delivery options for Uber Eats. Additionally, we have asked that all employees who are able to do so work remotely.

In addition, to support those whose earning opportunities have been depressed as a result of the COVID-19 pandemic, as well as communities hit hard during this unprecedented period, we announced and implemented several initiatives during the first quarter of 2020, including a financial assistance program for Drivers who are impacted by the pandemic, personal protective equipment disbursement and a commitment to provide 10 million free rides and food deliveries to healthcare workers, seniors, and others in need. These programs reduced our revenue for the first quarter of 2020 by $19 million and we expect them to also impact our financial statements in future quarters.

While we continue to assess the impact from the COVID-19 outbreak, we are unable to accurately predict the full impact of COVID-19 on our business, results of operations, financial position and cash flows due to numerous uncertainties, including the severity of the disease, the duration of the outbreak, additional actions that may be taken by governmental authorities, the further impact on the business of Drivers, Restaurants, consumers, and business partners, and other factors identified in “Risk Factors” of our Form 10-Q.

Other Recent Developments

On January 2, 2020, we completed the acquisition of substantially all of the assets of Careem. Dubai-based Careem was founded in 2012, and provides primarily ridesharing and, to a lesser extent, meal delivery, and payments services to millions of users in cities across the Middle East, North Africa, and Pakistan. For additional information, See Note 16 – Business Combination to our condensed consolidated financial statements included in Part I, Item 1 of our Form 10-Q.

On May 4, 2020, we announced that we would discontinue Uber Eats operations in the Czech Republic, Egypt, Honduras, Romania, Saudi Arabia, Uruguay and Ukraine by June 4, 2020. Separately, we announced that we would transfer Uber Eats business operations in the United Arab Emirates to Careem, our wholly-owned subsidiary operating primarily in the Middle East. The discontinued and transferred markets represented 1% of Eats Gross Bookings and 4% of Eats Adjusted EBITDA losses during the three months ended March 31, 2020. For additional information, see Note 18 – Subsequent Events to our condensed consolidated financial statements included in Part I, Item 1 of our Form 10-Q.

On May 6, 2020, we announced plans to reduce our operating expenses in response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on our business. We announced a reduction to our customer support and recruiting teams by approximately 3,700 full-time employee roles. For additional information, see Note 18 – Subsequent Events to our condensed consolidated financial statements included in Part I, Item 1 of our Form 10-Q.

On May 7, 2020, we entered into a series of transactions and agreements Lime including (i) the divestiture of certain assets of our dockless e-bikes and e-scooters business and operations operated as JUMP, which is included in our New Mobility offering, in exchange for common stock in Lime representing approximately 16% of the fully-diluted capitalization of Lime, (ii) an $85 million investment in Lime in the form of a secured convertible note which shall be convertible at any time, at our election, into senior preferred stock of Lime, and (iii) a commercial collaboration agreement. For additional information, see Note 18 – Subsequent Events to our condensed consolidated financial statements included in Part I, Item 1 of our Form 10-Q.

On our May 7, 2020 first quarter earnings call, we disclosed that we have taken actions and intend to take additional actions, including additional restructuring activities in the near future to reduce our overall cost structure, which we believe will result in aggregate cost savings of at least $1 billion annually. We expect that the previously announced and anticipated cost-saving measures, including those related to the transaction entered into with Lime in May 2020, will result in a charge of up to $400 million, approximately one-third of which will be non-cash, excluding stock based compensation expense. We do not believe these cost-saving measures will impair our ability to conduct any of our key business functions. There is no guarantee that we will achieve the cost savings that we expect.

Legal and Regulatory Developments

California State Assembly Bill 5 (“AB5”)

AB5 is a recently enacted statute that codifies a test to determine whether a worker is an employee under California law. The test is referred to as the “ABC” test, and was originally handed down by the California Supreme Court in Dynamex Operations v. Superior Court in 2018. Under the ABC test, workers performing services for a hiring entity are considered employees unless the hiring entity can demonstrate three things: the worker (A) is free from the hiring entity’s control, (B) performs work that is outside the usual course of the hiring entity’s business, and (C) customarily engages in the independent trade, work or type of business performed for the hiring entity. AB5 went into effect in January 2020.

AB5 provides a mechanism for determining whether workers of a hiring entity are employees or independent contractors, but the new law does not result in any immediate change in how workers are classified. If the State of California, cities or municipalities, or workers disagree with how a hiring entity classifies workers, AB5 sets forth the test for evaluating their classification. A similar ABC test was adopted more than 10 years ago in Massachusetts.

We continue to evaluate the impact of AB5 on our business, have made business changes in certain jurisdictions, and are considering legal responses, additional potential business changes, a potential legislative amendment and have filed a California state ballot initiative which will be voted on in November 2020. The ballot initiative does not ask for exemption from AB5, although many other industries in California received an exemption from the ABC test through special amendments. Instead, we are working to provide voters with an opportunity to support a framework that advocates for legal certainty regarding the status of independent work, and seeks to protect worker flexibility and the quality of on-demand work, while establishing the following:

• a guaranteed minimum earnings standard for Drivers;

• occupational/accident insurance for injury protection;

• healthcare subsidies; and

• protection against discrimination and harassment.

As we explore legal options, we have received and expect to continue to receive claims by or on behalf of Drivers that claim that the Drivers have been misclassified. On May 5, 2020, the California Attorney General, in conjunction with the city attorneys for San Francisco, Los Angeles and San Diego, filed a complaint in San Francisco Superior Court against Uber and Lyft. The complaint alleges drivers are misclassified, and seeks an injunction and monetary damages related to the alleged competitive advantage caused by the alleged misclassification of drivers. We intend to vigorously defend itself with regard to these actions.

For a discussion of risk factors related to AB5, including how AB5 may impact our business, result of operations, financial position and operating condition, see “Risk Factors—Our business would be adversely affected if Drivers were classified as employees” in our Form 10-Q.